Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Palo Alto, CA — November 7, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced its financial results for the third quarter ended September 30, 2013.

“We had an eventful third quarter — we filed an NDA for tavaborole, our most advanced product candidate, and received acceptance for filing from the FDA.  In addition, in October we negotiated a $142.5 million settlement of our disputes with Valeant Pharmaceuticals, which will provide us with significant flexibility as we pursue our business plan,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.

Third Quarter 2013 Highlights and Recent Developments

Clinical Update and Anticipated Milestones

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  On October 1, 2013, we announced that our New Drug Application (NDA) for tavaborole was accepted for filing by the U.S. Food and Drug Administration (FDA) indicating that the application was sufficiently complete to permit a substantive review. The Prescription Drug User Fee Act (PDUFA) V goal date is July 29, 2014.

•                  Subject to FDA approval, we anticipate launching tavaborole in the second half of 2014.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets, including approximately 10% to 20% of infants and young children.

•                  In July 2013, we initiated a MUSE (maximal use systemic exposure) study in children with atopic dermatitis to measure blood levels when AN2728 is applied under maximal use conditions.  We expect results from this study by the end of 2013.

•                  In August 2013, we initiated a TQT (thorough QT) study in approximately 180 healthy volunteers.  We expect results from this study by the end of 2013.

•                  Subject to the results of the MUSE and TQT studies, and an End of Phase 2 Meeting with the FDA, we expect to initiate a Phase 3 study in atopic dermatitis in the first half of 2014.

Research Agreement

On October 16, 2013, we entered into a research agreement with the United States Department of Defense, Defense Threat Reduction Agency (DTRA) to design and discover new classes of systemic antibiotics over a three and a half year period.  The work of a consortium including Anacor, the University of California, Berkeley, and Colorado State University is funded by a $13.5 million award from DTRA’s R&D Innovation and Systems Engineering Office, which was established to search for and execute strategic investments in innovative technologies for combating weapons of mass destruction.  The $13.5 million award is available to fund $2.7 million of research reimbursements for the first eleven month period through September 30, 2014, and an additional $5.0 million and $5.7 million will become available upon DTRA exercising their options to fund the subsequent twelve- and nineteen-month periods, respectively.

Corporate

On October 27, 2013 we entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. (Valeant) in which Valeant agreed to pay us $142.5 million to settle all existing and future claims, including the recent arbitration with Valeant related to Dow Pharmaceutical Sciences (DPS), our dispute with Medicis Pharmaceutical Corporation and all other disputes between Anacor, Valeant and DPS related to Anacor’s intellectual property, confidential information and contractual rights.  We received the payment on November 7, 2013.

Selected Third Quarter 2013 Financial Results

Revenues for the quarter ended September 30, 2013 were $3.6 million, compared to $2.5 million for the comparable period in 2012.  The increase was due to revenue recognized for research services performed under the Gates Foundation agreement in the third quarter of 2013, partially offset by declines in revenues for research work performed under other research and development agreements, including our agreements with not-for-profit organizations for neglected diseases and with Medicis.

Research and development expenses were $12.5 million for the third quarter of 2013, compared to $13.6 million for the same quarter in 2012.  Research and development expenses decreased from the same quarter in 2012 primarily due to a decrease in expenses for the tavaborole program, partially offset by an increase in expenses related to our AN2728 program and our new research agreement with the Gates Foundation.

General and administrative expenses for the third quarter of 2013 were $6.8 million, compared to $2.8 million for the comparable period in 2012.  The increase in general and administrative expenses in the third quarter of 2013 compared to the same period in 2012 was primarily due to an increase in legal fees from our legal proceedings related to our disputes with Valeant and Medicis, as well as market research activities for tavaborole.

Cash, cash equivalents, short-term investments and restricted investments totaled $39.3 million, including restricted investments of $4.7 million, at September 30, 2013.

Financial Outlook

We anticipate ending 2013 with at least $160.0 million in cash, cash equivalents, short-term investments, and restricted investments, including the Valeant arbitration settlement proceeds of $142.5 million.  We believe that these capital resources will be sufficient to meet our anticipated operating requirements for at least the next twelve months.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the timing of data from our safety studies and the initiation of a Phase 3 study for AN2728; risks relating to patient accrual and execution on clinical plans; the timing for potential approval of tavaborole by the FDA; the potential for success of tavaborole and our AN2728 compound; financial projections related to our cash balance and use of cash as well as our ability to fund operations for at least the next 12 months; and other matters that are described in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$3,611	$2,473	$8,743	$7,452
Total revenues	3,611	2,473	8,743	7,452

Operating expenses:
Research and development (1)	12,460	13,551	33,765	40,319
General and administrative (1)	6,809	2,751	16,611	8,852
Total operating expenses	19,269	16,302	50,376	49,171

Loss from operations	(15,658)	(13,829)	(41,633)	(41,719)
Interest income	15	13	43	53
Interest expense	(1,135)	(616)	(2,949)	(1,908)
Other expense	(31)	(12)	(63)	(37)
Loss on early extinguishment of debt	—	—	(1,381)	—
Net loss	$(16,809)	$(14,444)	$(45,983)	$(43,611)
Net loss per common share — basic and diluted	$(0.41)	$(0.46)	$(1.19)	$(1.41)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	40,586,376	31,551,714	38,586,027	30,989,986

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expense	$744	$496	$1,910	$1,484
General and administrative expenses	545	381	1,393	1,251

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2013	2012 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$34,684	$45,516
Restricted investments	4,652	197
Total assets	44,881	51,071
Notes payable	27,922	25,667
Accumulated deficit	(261,194)	(215,211)
Total stockholders’ equity (deficit)	(12,221)	4,811

(1)         Derived from the audited financial statements included in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012.

Contact:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575